UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STELLUS PRIVATE CREDIT BDC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear [Advisor Name],

Please note that certain of your clients who are invested directly in Stellus Private Credit BDC may begin receiving proxy materials and related voting instructions in the mail.

SEC EDGAR Link to Proxy Statement: tm269996-3_def14a - none - 3.5192135s

At a high level, the proxy includes two proposals:

•	Approval of a new investment advisory agreement in connection with the previously announced change of control of Stellus Capital Management. As required under the Investment Company Act, the existing advisory agreement will automatically terminate upon a change of control, so shareholder approval is needed to continue advisory services without disruption.

•	Approval to adjourn the meeting, if necessary, to allow additional time to solicit sufficient votes.

The Board of Trustees recommends voting “FOR” each proposal.

Your clients will receive voting instructions directly and can submit their votes through the methods outlined in the proxy materials. Given the nature of the proposals, you may receive questions, particularly around the change of control and advisory agreement approval.

We wanted to proactively share this information so you are prepared for any inbound inquiries. If helpful, we are happy to coordinate directly with you or your clients to walk through the proposals in more detail.

Please let us know if you have any questions.

Best,

Stellus Capital